EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis, Vice President
Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

CITIZENS, INC. REPORTS ACQUISITION OF SECURITY PLAN LIFE

Austin, Texas – October 1, 2004 – Citizens, Inc. (NYSE: CIA), announced that its subsidiary, Citizens Insurance Company of America (“CICA”), has acquired Security Plan Life Insurance Company of Donaldsonville, Louisiana (“Security”). The purchase price was $85 million and was funded from cash on hand and a $30 million term loan from Regions Bank.

Security will continue operating as a wholly-owned subsidiary from its headquarters in Louisiana where it focuses on writing home service life insurance products.

Security’s assets are $275 million with annual revenues of $55 million. Prior to the transaction, Citizens, Inc.’s consolidated assets equaled $400 million, with total annual revenue of $95 million.

“The acquisition of Security puts Citizens well on the way to the attainment of its goal of $1 billion of assets by 2010,” said Citizens’ Chairman, Harold E. Riley. “We believe this transaction will be immediately accretive and we are looking forward to opportunities Security brings to us,” he said.

About Citizens, Inc.

Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies in the U.S. stock market based on market capitalization. Citizens’ stock closed at $5.97 on September 30, 2004.

Additional information is available at the Company’s web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

P.O.Box 149151 • Austin, Texas 78714-9151 • Phone 512 837-7100 • Fax 512-836-9334
email: PR@citizensinc.com • web site: www.citizensinc.com